The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-191250,

333-191250-01

SUBJECT TO COMPLETION. DATED OCTOBER 5, 2015

PrICING SUPPLEMENT TO THE PROSPECTUS DATED SEPTEMBER 19, 2013

AND THE PRODUCT PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2013

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due October 13, 2016

US$

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

US$

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due October 13, 2016

•	Nomura America Finance, LLC is offering the Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due October 13, 2016 (the “notes”) described below. The notes are unsecured securities. All payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

•	The notes provide exposure to the performance of the reference asset during the term of the notes, subject to the terms described in this pricing supplement and the accompanying product prospectus supplement and prospectus.

•	The notes will be automatically redeemed for a cash payment equal to the call payment amount for each $1,000 principal amount of the notes, payable on the call settlement date, if, on any monthly call observation date beginning in January 2016, the closing value of the reference asset is equal to or greater than 100% of the initial value.

•	If the notes have not been automatically redeemed prior to maturity, the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•	if the participation trigger has not occurred, $1,000;

•	if the participation trigger has occurred and the final value is equal to or greater than the initial value, $1,000; or

•	if the participation trigger has occurred and the final value is less than the initial value, the product of (i) $1,000 and (ii)(a) the final value divided by (b) the initial value.

•	On each monthly interest payment date, the notes will pay interest at a per annum rate equal to [ ]% (expected to be between 6.50% and 7.10%), with a fixed monthly interest payment amount of $[ ] (expected to be between $5.4167 and $5.9167) for each $1,000 principal amount of the notes; provided that no interest will accrue or be payable following an automatic redemption.

•	The notes are not ordinary debt securities; you could lose your entire investment in the notes. In addition, you will not participate in any increase in the trading or final value of the reference asset above the initial value of the reference asset and the notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity. You should carefully consider whether the notes are suited to your particular circumstances.

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

KEY TERMS
Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$ (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Interest Rate:

[       ]% (expected to be between 6.50% and 7.10%) per annum, with a fixed monthly interest payment amount of $[         ] (expected to be between $5.4167 and $5.9167) for each $1,000 principal amount of the notes; provided that no interest will accrue or be payable on or after the call settlement date.

The provisions under “Description of Debt Securities and Guarantee—Common Day Count Conventions” in the accompanying prospectus shall not apply to the notes and the interest payment amount will not be subject to a day count convention.

Reference Asset:

The reference asset is the iShares® 20+ Year Treasury Bond ETF (the “20+ Treasury Fund”), which seeks to track the investment results of the Barclays U.S. 20+ Year Treasury Bond Index (the “underlying index”), which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of 20 or more years, as described under “The Reference Asset.” The reference asset is issued by iShares® Trust (the “reference asset issuer”) for which BlackRock Fund Advisors (“BFA”) serves as the investment advisor.

The reference asset may be subject to adjustments as described under “Description of Your Notes—Adjustments” in this pricing supplement.

Reference Asset Market:	The reference asset market is the principal securities market for the reference asset, which is currently NYSE Arca, Inc. (“NYSE Arca”).
Original Issue Date:	Expected to be October 13, 2015
Stated Maturity Date:	October 13, 2016, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	October 5, 2016, subject to adjustment as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

PS-2

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Cash Settlement Amount:

The cash settlement amount will depend on whether the notes are automatically redeemed prior to maturity, whether the participation trigger has occurred and the final value.

If the notes have not been automatically redeemed prior to maturity, the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•     if the participation trigger has not occurred, $1,000;

•     if the participation trigger has occurred and the final value is equal to or greater than the initial value, $1,000; or

•     if the participation trigger has occurred and the final value is less than the initial value, the product of (i) $1,000 and (ii)(a) the final value divided by (b) the initial value.

If the notes are automatically redeemed prior to maturity, the cash settlement amount at maturity will be $0. If the notes have not been automatically redeemed prior to maturity, the participation trigger occurs at any time during the trading hours on any trading day during the participation trigger monitoring period and the final value is less than the initial value, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes and may be zero. The cash settlement amount, however, will never be less than zero.

You will not participate in any increase in the trading or final value of the reference asset above the initial value of the reference asset and the notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity.

Initial Value:

The initial value of the reference asset is $[    ] (to be set on the trade date).

The initial value of the reference asset will be subject to adjustment as provided under “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Trading Value:	The trading value of the reference asset is the trading price of the reference asset at any time on any day, as described under “General Terms of the Notes—Special Calculation Provisions—Trading Price” in the accompanying product prospectus supplement.
Closing Value:	The closing value of the reference asset on any day is the closing price of the reference asset on such day, as described under “General Terms of the Notes—Special Calculation Provisions—Closing Price” in the accompanying product prospectus supplement.
Final Value:	The closing value of the reference asset on the final valuation date.
Automatic Call:	If, on any call observation date, the closing value of the reference asset is equal to or greater than the call barrier level, then the notes will be automatically redeemed, for a cash payment equal to the call payment amount for each $1,000 principal amount of the notes, payable on the call settlement date.
Call Payment Amount:	For each $1,000 principal amount of the notes, an amount in cash equal to $1,000 plus accrued and unpaid interest, to, but excluding, the call settlement date.
Call Barrier Level:	100% of the initial value

PS-3

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Call Observation Date:	January [ ], February [ ], March [ ], April [ ], May [ ], June [ ], July [ ], August [ ] and September [ ], 2016, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Call Settlement Date:	The interest payment date immediately following the call observation date on which the closing value of the reference asset is equal to or greater than the call barrier level, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Participation Trigger:	A participation trigger will be deemed to have occurred if the trading value is less than 90% of the initial value at any time during the trading hours on any trading day during the participation trigger monitoring period.
Participation Trigger Monitoring Period:	The period from (and including) the trade date to (and including) the final valuation date.
Monitoring Type:	Continuous monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.
Interest Payment Dates:

Monthly, on the 13th of each month commencing November 13, 2015 , subject to the business day convention (as defined below), and ending on the earlier of the call settlement date or the stated maturity date.

In the event the call settlement date is postponed as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement, the interest payment date that falls in the same month as the call settlement date shall also be similarly postponed so that such interest payment date and the call settlement date shall be the same date. In such an event, no interest will accrue from and including the originally scheduled interest payment date to and including the postponed interest payment date.

Regular Record Dates:	The third business day preceding the applicable interest payment date.
Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
U.S. Tax Characterization:	See “Description of Your Notes—U.S. Tax Characterization” in this pricing supplement for the U.S. tax characterization of the notes.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ACC2
ISIN No.:	[ ]
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas

PS-4

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Clearance and Settlement:	The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Trade Date:	Expected to be October 7, 2015
Minimum Initial Investment Amount:	$10,000
Public Offering Price:	100.00%
Listing:	The notes will not be listed on any securities exchange
Distribution Agent:	Nomura Securities International, Inc.
Commissions and issue level:	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	100.00%	[ ]%	[ ]%
Total	$[ ]	$[ ]	$[ ]

Investing in the notes involves certain risks, including our and Nomura’s credit risk. You should carefully consider the risk factors under “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement, under “Risk Factors” beginning on page 7 in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” beginning on page PS-11 of the accompanying product prospectus supplement, and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is equal to approximately $[ ] per $1,000 face amount, which is less than the original issue price.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The distribution agent will purchase the notes from us at the price to the public less the agent’s commission. The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above.

We will use this pricing supplement in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use the final pricing supplement in market-making transactions in the notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, the final pricing supplement is being used in a market-making transaction.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Nomura

PS-5

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus, dated September 19, 2013 (the “prospectus”), and the product prospectus supplement, dated September 23, 2013 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict between the terms of this pricing supplement and the terms of the prospectus or the product prospectus supplement, the terms of this pricing supplement will control.

This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013, and under “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access the prospectus and the product prospectus supplement on the SEC website at www.sec.gov as follows:

•	Prospectus dated September 19, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513371180/d574488df3asr.htm

•	Product Prospectus Supplement dated September 23, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513374860/d599177d424b3.htm

PS-6

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Additional Risk Factors Specific to YOUR Notes

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, and under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013. You should carefully consider whether the notes are suited to your particular circumstances. The notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we, Nomura or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This pricing supplement should be read together with the accompanying prospectus, dated September 19, 2013, and the accompanying product prospectus supplement, dated September 23, 2013. The information in the accompanying prospectus and the accompanying product prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. We urge you to read all of the following information about some of the risks associated with the notes, together with the other information in this pricing supplement, the accompanying prospectus and the accompanying product prospectus supplement before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Are Set on the Trade Date (as Determined by Reference to Our Pricing Models) Will Be Less Than the Original Issue Price of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to our pricing models. Such estimated value will be set forth on the front cover of the final pricing supplement. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as will be disclosed on the front cover of the final pricing supplement, our pricing models consider certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that we will determine by reference to our pricing models as of the time the terms of your notes are set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

PS-7

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes.

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes Is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

If the Notes Are Not Automatically Redeemed Prior to Maturity, the Cash Settlement Amount Payable on Your Notes Will Be Determined by the Trading Value of the Reference Asset During the Participation Trigger Monitoring Period and by the Final Value of the Reference Asset

If the notes are not automatically redeemed prior to maturity, the cash settlement amount that will be paid on the maturity date will be determined based on the trading value of the reference asset during the trading hours on any trading day during the participation trigger monitoring period and the final value of the reference asset. If the trading price during the trading hours on any trading day during the period from (and including) the trade date to (and including) the final valuation date falls below 90% of the initial value and the final value is less than the initial value, the cash settlement amount may be significantly less than the principal amount of the notes (with the cash settlement amount declining 1% from the principal amount of the notes for each 1% decline in the final value from the initial value) and could be zero. As a result, even if the reference asset subsequently appreciates following a participation trigger and the final value is equal to or greater than 90% of the initial value but less than the initial value, the cash settlement amount will be less than the principal amount of the notes at maturity. It is not possible to predict whether a participation trigger will occur and, if a participation trigger occurs, whether and by how much the final value will decline in comparison to the initial value.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in the reference asset or the underlying index, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the reference asset or the underlying index may at any time have significantly different views from those of Nomura or its affiliates. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the reference asset issuer, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, the reference asset issuer. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about the reference asset issuer or the underlying index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you. For these reasons, you are encouraged to derive information concerning the reference asset from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

PS-8

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

You Will Have Limited Anti-Dilution Protection

The calculation agent may make adjustments to the initial value for certain events affecting the reference asset. However, the calculation agent will not make an adjustment in response to all events that could affect the reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent. You should refer to “Description of Your Notes—Adjustments—Anti-Dilution Adjustments” and “Description of Your Notes—Adjustments—Modification of the Reference Asset or Unavailability of the Price of the Reference Asset” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments,” “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement for a description of the items that the calculation agent is responsible for determining.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity

Your notes may be automatically redeemed prior to maturity, and consequently, you will not receive any monthly interest payment after the call settlement date. Even if your notes are not automatically redeemed prior to maturity, the cash settlement amount will be less than the principal amount of the notes if the participation trigger occurs at any time during the trading hours on any trading day during the participation trigger monitoring period and the final value is less than the initial value. Consequently, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You Will Not Participate in Any Increase in the Trading Value or Final Value of the Reference Asset Above the Initial Value of the Reference Asset and the Notes Will Not Pay More Than the Principal Amount, Plus Any Accrued and Unpaid Interest, Upon an Automatic Redemption or at Maturity

The notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity. Therefore, regardless of whether the participation trigger occurs, you will not participate in any increase in the trading value or final value of the reference asset above the initial value of the reference asset, even if the reference asset appreciates significantly during the term of the notes.

Owning the Notes Is Not the Same as Owning the Reference Asset

The return on your notes will not reflect the return you would realize if you actually owned the reference asset and held that investment for a similar period. All of the features that may apply to your notes could affect the cash settlement amount you will receive at maturity, if any, in a way that would cause your return to differ significantly, and perhaps adversely, from the return you would have received if you owned the reference asset. For example, the notes may be automatically redeemed prior to maturity, or if the notes are not automatically redeemed prior to maturity, the participation trigger may result in a cash settlement amount that is less than the principal amount of the notes. In particular, you will not participate in any increase in the trading value or final value of the reference asset above the initial value of the reference asset, even if the reference asset appreciates significantly during the term of the notes. In addition, your notes may trade quite differently from the reference asset. Changes in the price of the reference asset may not result in comparable changes in the market value of your notes. Even if the price of the reference asset increases from the initial value during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the price of the reference asset increases.

The Costs of Acquiring the Notes May Reduce the Return on Your Notes

The broker-dealer through which you acquire the notes may charge you a commission, a fee based on the value of your assets managed by them, or some other fee or compensation arrangement. The costs of acquiring the notes may be substantial, and may reduce the return you receive on your notes, in which case you will not receive an economic benefit from investing in the notes. Therefore, you should consider these costs and fees in addition to the information in this pricing supplement and the accompanying prospectus and product prospectus supplement when determining whether the notes are an appropriate investment for you.

PS-9

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

The Value of Your Notes May Be Adversely Affected if the Reference Asset Is Delisted or if Its Trading Is Suspended

In the event of a delisting or suspension of trading of shares of the reference asset, the calculation agent may designate a substitute reference asset. If the calculation agent determines that no substitute reference asset comparable to the reference asset exists or if such substitute reference asset selected by the calculation agent is subsequently delisted or trading in such substitute reference asset is subsequently suspended, then the calculation agent will deem the closing price of the reference asset or substitute reference asset, as the case may be, on the trading day immediately prior to its delisting or suspension to be the trading price and closing price of the reference asset or substitute reference asset, as the case may be, on every remaining trading day to, and including, the final valuation date. See “Description of Your Notes—Adjustments—Modification of the Reference Asset or Unavailability of the Price of the Reference Asset” in this pricing supplement and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The reference asset issuer is not involved in the offer of the notes and has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the market value of your notes. Delisting or termination of the reference asset and the consequent adjustments may materially and adversely affect the value of the notes.

The Reference Asset Issuer Will Not Have Any Role or Responsibilities with Respect to the Notes

The reference asset issuer will not have authorized or approved the notes and will not be involved in the offering. The reference asset issuer will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, such as when taking any corporate actions that might affect the value of the reference asset or the notes. The reference asset issuer will not receive any of the proceeds from the offering of the notes. The reference asset issuer will not be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

The Historical Performance of the Reference Asset Should Not Be Taken as an Indication of Its Future Performance

The historical prices of the reference asset included in this pricing supplement should not be taken as an indication of its future performance. Changes in the price of the reference asset will affect the market value of the notes, but it is impossible to predict whether the price of the reference asset will rise or fall during the term of the notes. The price of the reference asset will be influenced by complex and interrelated political, economic, financial and other factors.

We and Our Affiliates Have No Affiliation with the Reference Asset Issuer and Have Not Independently Verified Their Public Disclosure of Information

We and our affiliates are not affiliated in any way with the reference asset issuer. This pricing supplement relates only to the notes and does not relate to the reference asset. The material provided herein concerning the reference asset issuer is derived from publicly available documents concerning the reference asset issuer without independent verification. Neither we nor any of our affiliates participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the reference asset issuer. Furthermore, neither we nor any of our affiliates knows whether the reference asset issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of these publicly available documents concerning the reference asset issuer. Subsequent disclosure of any event of this kind or the disclosure of, or failure to disclose, material future events concerning the reference asset issuer could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the reference asset issuer.

In addition, there can be no assurance that the reference asset issuer will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that the reference asset issuer ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor any of our affiliates is responsible for the public disclosure of information by the reference asset issuer, whether contained in filings with the SEC or otherwise.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of the

PS-10

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

reference asset or futures and/or other derivative instruments linked to the reference asset. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the final valuation date for the notes or in connection with the redemption of the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you.

These hedging activities could adversely affect the price of the reference asset and, therefore, the market value of the notes and the cash settlement amount, if any, payable on the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the reference asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount, if any, payable on the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent and Between You and Our Other Affiliates

The calculation agent will, among other things, determine the applicable trading values and the final value of the reference asset. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting the reference asset has occurred and may also have to determine the trading value or the final value in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect whether the notes are automatically redeemed, whether a participation trigger has occurred and the cash settlement amount payable on the notes, as applicable, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the cash settlement amount payable on your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the call settlement date or the maturity date. If this occurs, you will receive the call payment amount or the cash settlement amount, as applicable, after the originally scheduled call settlement date or the maturity date, as applicable, but will not receive any additional payment on such postponed call payment amount or cash settlement amount.

We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

We Will Not Hold the Reference Asset for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the reference asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold the reference asset for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any reference asset that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Will Not Have Any Shareholder Rights or Rights to Receive the Reference Asset

Investing in the notes will not make you a holder of the reference asset. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the reference asset. Your notes will be paid in cash, and you will have no right to receive delivery of the reference asset.

The Notes May Be Automatically Redeemed Prior to Maturity

Prospective purchasers should be aware that, beginning in January 2016, if the closing value of the reference asset on any monthly call observation date is equal to or greater than the initial value of the reference asset, the notes will be automatically redeemed on the relevant call settlement date. As a result, the term of the notes could be as short as three

PS-11

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

months. If the notes are automatically redeemed, you will not receive the scheduled interest payments for the periods subsequent to the automatic redemption and you may have to re-invest the proceeds in a lower interest rate environment. In addition, adverse changes in global economic or capital market conditions during the term of the notes may increase the demand for U.S. Treasury bonds and the prices of these bonds, potentially resulting in a higher likelihood that the notes will be automatically redeemed.

The Performance of the Reference Asset May Differ from the Performance of the Underlying Index

The reference asset generally seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the underlying index. The correlation between the performance of an ETF and the performance of its underlying index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities comprising such underlying index but rather may invest in a representative sample of securities comprising the underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain securities comprising such underlying index. As a result of the foregoing, the price of a share of the reference asset may not exactly replicate the performance of the underlying index. In addition, errors in index data, index computations or the construction of the underlying index in accordance with its methodology may occur from time to time and may not be identified and corrected by the index provider for a period of time or at all, which may adversely affect the reference asset or its shareholders.

With respect to a share of an ETF, the price of a share will depend in part on the value of the securities in which the ETF invests. The price of an ETF share may also be affected by other factors, such as fees, transaction costs, and market demand for the shares. Because shares of an ETF are traded on a national securities exchange and are subject to the market supply and demand by investors, the market value of a share of an ETF may differ from the price of the shares of the ETF as computed based on the net asset value per share. In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of the ETF or that there will be liquidity in the trading market.

We Cannot Control Actions by the Investment Advisor Which May Manage the Reference Asset in a Way That Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

The policies of the investment advisor concerning the calculation of the reference asset’s net asset value, additions, deletions or substitutions of securities or other investments held by the reference asset and the manner in which changes affecting the underlying index are reflected in the reference asset could affect the market price per share of the reference asset and, therefore, the amounts payable on the notes and the market value of the notes. The amounts payable on the notes and the market value of the notes could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the reference asset’s net asset value, or if the investment advisor discontinues or suspends calculation or publication of the reference asset’s net asset value, in which case it may become difficult to determine the value of your notes. If events such as these occur, the calculation agent will make those calculations and adjustments as may be necessary in order to arrive at a price of the shares of an ETF comparable to a share of the ETF serving as the reference asset, as if those changes or modifications had not been made, and determine the trading value and the closing value of the reference asset, as applicable, by reference to the price of the shares of the ETF, as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

In addition, the reference asset is subject to passive investment risk, as the reference asset is not actively managed and the investment advisor does not attempt to take defensive positions under any market conditions, including declining markets, and subject to securities lending risk, as the reference asset may engage in securities lending and could lose money from such transactions.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

PS-12

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to the trading risks described above, and our and Nomura’s creditworthiness, the value of the notes in the secondary market will be affected by the supply of and demand for the notes, the price of the reference asset and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are beyond our control, may influence the market value of your notes:

•	Price of the reference asset. We expect that the market value of the notes at any given time will likely depend substantially on changes in the price of the reference asset. If you choose to sell notes when the price of the reference asset has decreased, you may receive less than the amount you originally invested. As the underlying index is concentrated in U.S. Treasury bonds, the price of the reference asset will also be influenced by certain factors similar to those associated with a direct investment in U.S. Treasury bonds, such as potentially lower returns than those of other securities, any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds. In addition, to the extent that any such negative development is more concentrated in long-term U.S. Treasury bonds, the price of the reference asset could be more severely affected.

•	Volatility of the reference asset. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the reference asset changes or is expected to change, the market value of the notes may change.

•	Interest rates. Investors in the notes must make their own determinations as to how the possible future effects of changes in interest rates, as well as the possible future effects of the market’s expectations with respect to the rate of inflation or the monetary or fiscal policies of the United States on interest rates, will affect the reference asset and the notes, as well as the overall United States economy.

•	Time premium or discount. As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the reference asset the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the price of the reference asset prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

In addition, economic, financial, political, military, regulatory, legal and other events that affect the securities markets may affect the value of the notes.

In addition, your notes may trade quite differently from the reference asset. Changes in the price of the reference asset may not result in comparable changes in the market value of your notes. Even if the price of the reference asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the price of the reference asset increases. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value or price of, or income on, your investment.

PS-13

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

You will find a general description of certain U.S. tax considerations relating to the notes in the accompanying prospectus, under “United States Taxation,” in the accompanying product prospectus supplement, under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and in this pricing supplement, under “Supplemental Discussion of U.S. Federal Income Tax Consequences.” If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

The Tax Consequences of an Investment in the Notes Are Uncertain

Significant aspects of the tax treatment of the notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below, the section “United States Taxation” in the accompanying prospectus, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. You should consult your tax advisor about your own tax situation.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue interest over the term of an instrument such as the notes at a rate that exceeds the portion of the interest payments treated as interest on the Deposit (as defined below) for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the notes should be treated as ordinary income or loss. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income in respect of the notes at a rate that exceeds the portion of the interest payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until there is a change in law or the Treasury Department and IRS determine that some other treatment is more appropriate.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

PS-14

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

DESCRIPTION OF YOUR NOTES

KEY TERMS
Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$ (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Interest Rate:

[       ]% (expected to be between 6.50% and 7.10%) per annum, with a fixed monthly interest payment amount of $[         ] (expected to be between $5.4167 and $5.9167) for each $1,000 principal amount of the notes; provided that no interest will accrue or be payable on or after the call settlement date.

The provisions under “Description of Debt Securities and Guarantee—Common Day Count Conventions” in the accompanying prospectus shall not apply to the notes and the interest payment amount will not be subject to a day count convention.

Reference Asset:

The reference asset is the iShares® 20+ Year Treasury Bond ETF (the “20+ Treasury Fund”), which seeks to track the investment results of the Barclays U.S. 20+ Year Treasury Bond Index (the “underlying index”), which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of 20 or more years, as described under “The Reference Asset.” The reference asset is issued by iShares® Trust (the “reference asset issuer”) for which BlackRock Fund Advisors (“BFA”) serves as the investment advisor.

The reference asset may be subject to adjustments as described under “Description of Your Notes—Adjustments” in this pricing supplement.

Reference Asset Market:	The reference asset market is the principal securities market for the reference asset, which is currently NYSE Arca, Inc. (“NYSE Arca”).
Original Issue Date:	Expected to be October 13, 2015
Stated Maturity Date:	October 13, 2016, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	October 5, 2016, subject to adjustment as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

PS-15

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Cash Settlement Amount:

The cash settlement amount will depend on whether the notes are automatically redeemed prior to maturity, whether the participation trigger has occurred and the final value.

If the notes have not been automatically redeemed prior to maturity, the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•    if the participation trigger has not occurred, $1,000;

•    if the participation trigger has occurred and the final value is equal to or greater than the initial value, $1,000; or

•    if the participation trigger has occurred and the final value is less than the initial value, the product of (i) $1,000 and (ii)(a) the final value divided by (b) the initial value.

If the notes are automatically redeemed prior to maturity, the cash settlement amount at maturity will be $0. If the notes have not been automatically redeemed prior to maturity, the participation trigger occurs at any time during the trading hours on any trading day during the participation trigger monitoring period and the final value is less than the initial value, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes and may be zero. The cash settlement amount, however, will never be less than zero.

You will not participate in any increase in the trading or final value of the reference asset above the initial value of the reference asset and the notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity.

Initial Value:

The initial value of the reference asset is $[   ] (to be set on the trade date).

The initial value of the reference asset will be subject to adjustment as provided under “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Trading Value:	The trading value of the reference asset is the trading price of the reference asset at any time on any day, as described under “General Terms of the Notes—Special Calculation Provisions—Trading Price” in the accompanying product prospectus supplement.
Closing Value:	The closing value of the reference asset on any day is the closing price of the reference asset on such day, as described under “General Terms of the Notes—Special Calculation Provisions—Closing Price” in the accompanying product prospectus supplement.
Final Value:	The closing value of the reference asset on the final valuation date.
Automatic Call:	If, on any call observation date, the closing value of the reference asset is equal to or greater than the call barrier level, then the notes will be automatically redeemed, for a cash payment equal to the call payment amount for each $1,000 principal amount of the notes, payable on the call settlement date.
Call Payment Amount:	For each $1,000 principal amount of the notes, an amount in cash equal to $1,000 plus accrued and unpaid interest, to, but excluding, the call settlement date.
Call Barrier Level:	100% of the initial value

PS-16

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Call Observation Date:	January [ ], February [ ], March [ ], April [ ], May [ ], June [ ], July [ ], August [ ] and September [ ], 2016, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Call Settlement Date:	The interest payment date immediately following the call observation date on which the closing value of the reference asset is equal to or greater than the call barrier level, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Participation Trigger:	A participation trigger will be deemed to have occurred if the trading value is less than 90% of the initial value at any time during the trading hours on any trading day during the participation trigger monitoring period.
Participation Trigger Monitoring Period:	The period from (and including) the trade date to (and including) the final valuation date.
Monitoring Type:	Continuous monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.
Interest Payment Dates:

Monthly, on the 13th of each month commencing November 13, 2015 , subject to the business day convention (as defined below), and ending on the earlier of the call settlement date or the stated maturity date.

In the event the call settlement date is postponed as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement, the interest payment date that falls in the same month as the call settlement date shall also be similarly postponed so that such interest payment date and the call settlement date shall be the same date. In such an event, no interest will accrue from and including the originally scheduled interest payment date to and including the postponed interest payment date.

Regular Record Dates:	The third business day preceding the applicable interest payment date.
Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
U.S. Tax Characterization:	See “Description of Your Notes—U.S. Tax Characterization” in this pricing supplement for the U.S. tax characterization of the notes.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ACC2
ISIN No.:	[ ]
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas

PS-17

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Clearance and Settlement:	The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)

Effects of Market Disruption Events

Final Valuation Date; Call Observation Date. If the calculation agent determines that a market disruption event with respect to the reference asset occurs or is continuing on a day that would otherwise be the final valuation date or a call observation date, or that such day is not a trading day, the closing value of the reference asset for such day will be the closing value of the reference asset on the first following trading day on which the calculation agent determines that no market disruption event with respect to the reference asset occurs or is continuing. In no event, however, will the final valuation date or call observation date be postponed by more than eight scheduled trading days.

If the final valuation date or a call observation date is postponed to the last possible day, and the calculation agent determines that a market disruption event occurs or is continuing on such last possible day, or that such day is not a trading day, such day will nevertheless be the final valuation date or call observation date, as applicable, and the closing value of the reference asset will be determined (or, if not determinable, estimated by the calculation agent in a manner which it, in its sole discretion, considers commercially reasonable under the circumstances) by the calculation agent on that eighth scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the closing value of the reference asset that would have prevailed in the absence of the market disruption event or non-trading day.

In the event that the final valuation date or a call observation date is postponed as described above, the maturity date or call settlement date will also be postponed such that the maturity date or call settlement date, as applicable, is three scheduled trading days following the postponed final valuation date or call observation date, unless that date is not a business day, in which case the maturity date or call settlement date, as applicable, will be the next following business day. In such a case, you may not receive the cash settlement amount, if any, call payment amount, or the interest payment that we are obligated to deliver on the maturity date or call settlement date, as applicable, until several days after the originally scheduled stated maturity date or call settlement date, as applicable. No interest will accrue from and including the originally scheduled stated maturity date or call settlement date, as applicable, to and including the postponed maturity date or call settlement date.

Participation Trigger Monitoring Period. If the calculation agent determines that a market disruption event with respect to the reference asset occurs or is continuing on any scheduled trading day during the participation trigger monitoring period, the trading value of the reference asset for such day will be the trading value of the reference asset on the first following trading day on which the calculation agent determines that no market disruption event with respect to the reference asset occurs or is continuing. If the calculation agent determines that a market disruption event with respect to the reference asset occurs or is continuing on each scheduled trading day to and including the eighth scheduled trading day following such originally scheduled trading day, the trading value of the reference asset for such day will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that eighth scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the trading value of the reference asset that would have prevailed in the absence of the market disruption event.

PS-18

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Market Disruption Events. A market disruption event means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge our position in respect of our obligations to make payment of amounts owing thereunder and more specifically, any of the following will be a market disruption event with respect to any share of an ETF that is the reference asset:

•	a suspension, absence or material limitation of trading in such share on its primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in options or futures contracts relating to such share, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	such share does not trade on what was the primary market for that share, as determined by the calculation agent in its sole discretion; or

•	any other event, if the calculation agent determines in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement.

The following events will not be market disruption events with respect to any share of an ETF that is the reference asset:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the options or futures contracts relating to such share.

Adjustments

Anti-Dilution Adjustments

The calculation agent will have discretion to adjust the initial value of the reference asset if certain events occur. ETFs are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, ETFs (other than commodities based ETFs) are subject to regulation under the 1940 Act and are restricted in their activities and have dividend requirements. In the event that any event other than a delisting or withdrawal from the relevant exchange (the consequences of which are discussed under “—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset—Reference Assets Consisting of a Share of an ETF” in the accompanying product prospectus supplement) occurs with respect to a share of an ETF that is a reference asset, the calculation agent will determine in its discretion whether and to what extent an adjustment should be made to the initial value of such reference asset in respect of such event. The calculation agent shall have no obligation to make an adjustment for any such event.

Modification of the Reference Asset or Unavailability of the Price of the Reference Asset

If shares of the reference asset (such ETF, an “original ETF”), are delisted or trading of such shares is suspended on the primary exchange for such shares, and such shares are immediately re-listed or approved for trading on a successor exchange which is a national securities exchange, then such shares will continue to be deemed the reference asset.

If shares of an original ETF are delisted or trading of such shares is suspended on the primary exchange for such shares, and such shares are not immediately re-listed or approved for trading on a successor exchange which is a national securities exchange, then the calculation agent may select a share of a substitute ETF. A “substitute ETF” will be that exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, and that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index as the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield. A share of the substitute

PS-19

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

ETF will be deemed to be the reference asset and the calculation agent will determine the closing value or trading value, as applicable, of the reference asset on any date (including the determination of the final value of the reference asset) by reference to a share of the substitute ETF and adjust the initial value of the reference asset for such situation.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent will deem the closing price of shares of the original ETF on the trading day immediately prior to their delisting or suspension to be the trading price and the closing price, as applicable, of shares of the original ETF on every remaining trading day to, and including, the final valuation date.

If at any time the underlying index of the reference asset is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares does not, in the opinion of the calculation agent, fairly represent the price of a share of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to arrive at a price of a share of an ETF comparable to the share of the ETF serving as the reference asset, as if those changes or modifications had not been made, and determine the trading price of the reference asset or the closing price of the reference asset, as applicable, by reference to the price of the share of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the share of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

U.S. Tax Characterization

In the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, we and the holders agree to characterize and treat the notes as an investment unit consisting of (i) a fixed-rate short-term debt obligation that we issued to each holder for an amount equal to such holder’s investment in the notes (the “Deposit”) and (ii) a put option in respect of the reference asset which such holder sold to us in exchange for a portion of the interest payments on the notes (the “Put Premium”). For purposes of the tax allocation of the interest payments, the Deposit Income, which represents interest on the Deposit, equals [   ]% of the amount of each interest payment on the notes and the Put Premium equals [   ]% of the amount of each interest payment on the notes.

PS-20

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

HYPOTHETICAL EXAMPLES OF CASH SETTLEMENT AMOUNTS

The examples set forth below are included for illustrative purposes only. The hypothetical initial and final values of the reference asset used to illustrate the calculation of the hypothetical cash settlement amounts at maturity are neither estimates nor forecasts of the closing value of the reference asset on the trade date or on the final valuation date, or the closing value or trading value on any trading day prior to the maturity date. The hypothetical values shown below have been chosen arbitrarily and are not associated with Nomura Research forecasts and should not be taken as indicative of the future trading values or closing values of the reference asset. The actual market value of the notes on the maturity date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical cash settlement amounts shown below, and these amounts should not be viewed as an indication of the financial return on an investment in the notes.

The following examples represent hypothetical cash settlement amounts for each $1,000 in principal amount of the notes based on a range of hypothetical final values (expressed as a percentage of the initial value of the reference asset). The following examples assume that the notes have not been automatically redeemed prior to maturity and that the participation trigger has occurred. The following examples also assume that the notes are purchased on the original issue date and held to the maturity date, that there have been no dilution events or changes in or affecting the reference asset that would result in an adjustment to the initial value, and that no market disruption events have occurred. If the notes are not automatically redeemed prior to maturity, the participation trigger occurs at any time during the trading hours on any trading day during the participation trigger monitoring period and the final value is less than the initial value, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes and may be zero.

In addition, the following examples do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset.

Hypothetical Final Value (Expressed as a Percentage of the Initial Value of the Reference Asset)	Cash Settlement Amount at Maturity per $1,000 Principal Amount
150.00%	$1,000
140.00%	$1,000
130.00%	$1,000
120.00%	$1,000
110.00%	$1,000
100.00%	$1,000
95.00%	$950
90.00%	$900
80.00%	$800
70.00%	$700
60.00%	$600
50.00%	$500
40.00%	$400
30.00%	$300
20.00%	$200
10.00%	$100
0.00%	$0

We cannot predict the actual final value of the reference asset or what the market value of your notes will be on any particular trading day; nor can we predict the relationship between the closing value of the reference asset and the market value of your notes at any time prior to the maturity date. The actual cash settlement amount, if any, that you will receive at

PS-21

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

maturity and the rate of return on the notes will depend on whether the notes are automatically redeemed prior to maturity, whether the participation trigger occurs and the actual final value. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of the notes on the maturity date may be very different from the information reflected in the table above.

PS-22

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

THE REFERENCE ASSET

The reference asset is the iShares® 20+ Year Treasury Bond ETF (the “20+ Treasury Fund”), an exchange-traded fund that seeks to track the investment results of the Barclays U.S. 20+ Year Treasury Bond Index (the “underlying index”), which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of 20 or more years. The reference asset’s inception date was July 22, 2002, and the shares of the reference asset are issued by iShares® Trust, a registered investment company. BlackRock Fund Advisors (“BFA”) is the investment advisor to the 20+ Treasury Fund. BFA is entitled to receive a management fee from the 20+ Treasury Fund based on a percentage of the fund’s average daily net assets, at an annual rate of 0.15%. BFA is responsible for substantially all expenses of the 20+ Treasury Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses and extraordinary expenses. As of June 30, 2015, the expense ratio of the fund was 0.15% per annum. The 20+ Treasury Fund’s shares are issued and redeemed only in creation units of 100,000 shares or multiples thereof.

The primary securities market on which shares of the reference asset are listed is NYSE Arca, Inc. (“NYSE Arca”) under ticker symbol TLT. The iShares® Trust’s SEC CIK Number is 0001100663. Additional information about the reference asset is available on the iShares® website: https://www.ishares.com/us/products/239454/ishares-20-year-treasury-bond-etf. We are not incorporating by reference the website or any material it includes into this pricing supplement, the accompanying prospectus or the accompanying product prospectus supplement.

iShares® Trust is subject to the informational requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the 1940 Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by iShares® Trust can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. iShares® Trust’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by iShares® Trust can located by referencing its SEC file numbers 333-92935 and 811-09729. In addition, information about iShares® Trust may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

We have derived the information about the 20+ Treasury Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust and BFA.

Investment Objective and Strategy

The 20+ Treasury Fund seeks to track the investment results of the underlying index, which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of 20 or more years. For more information on the underlying index, see “The Barclays U.S. 20+ Year Treasury Bond Index” below. The 20+ Treasury Fund’s investment objective and the underlying index may be changed without shareholder approval.

The 20+ Treasury Fund may or may not hold all of the securities in the underlying index. The 20+ Treasury Fund generally invests at least 90% of its assets in the bonds of the underlying index and at least 95% of its assets in U.S. government bonds. The 20+ Treasury Fund may invest up to 10% of its assets in U.S. government bonds not included in the underlying index, but which BFA believes will help the 20+ Treasury Fund track the underlying index. The 20+ Treasury Fund also may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The 20+ Treasury Fund seeks to track the investment results of the underlying index before fees and expenses of the 20+ Treasury Fund. The 20+ Treasury Fund may lend securities representing up to one-third of the value of the 20+ Treasury Fund’s total assets (including the value of any collateral received).

BFA uses a representative sampling indexing strategy to manage the 20+ Treasury Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the underlying index.

The 20+ Treasury Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated. For purposes of this

PS-23

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

The Barclays U.S. 20+ Year Treasury Bond Index

The underlying index is sponsored by Barclays Capital Inc. or its affiliates (the “index provider” or “Barclays”), which is independent of the 20+ Treasury Fund and BFA. The index provider determines the composition and relative weightings of the securities in the underlying index and publishes information regarding the market value of the underlying index.

The underlying index includes all publicly-issued U.S. Treasury securities that have a remaining maturity of greater than or equal to 20 years, are rated investment-grade and have $250 million or more of outstanding face value. In addition, the securities in the underlying index must be denominated in U.S. dollars and must be fixed-rate and non-convertible. Excluded from the underlying index are certain special issues such as targeted investor notes, state and local government series bonds and coupon issues that have been stripped from bonds. The underlying index is market capitalization-weighted and the securities in the underlying index are updated on the last business day of each month.

We have derived the information about the underlying index from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Barclays. The underlying index is calculated, maintained and published by Barclays. Barclays is under no obligation to continue to publish, and may discontinue publication of, the underlying index.

Tracking Error

The underlying index is a theoretical financial calculation while the 20+ Treasury Fund is an actual investment portfolio. The performance of the 20+ Treasury Fund and the underlying index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the 20+ Treasury Fund’s portfolio and the underlying index resulting from the 20+ Treasury Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the 20+ Treasury Fund but not to the underlying index. “Tracking error” is the divergence of the performance (return) of the 20+ Treasury Fund’s portfolio from that of the underlying index. BFA expects that, over time, the 20+ Treasury Fund’s tracking error will not exceed 5%. Because the 20+ Treasury Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

As of August 31, 2015, iShares® reported the following average annual returns on the market price of the 20+ Treasury Fund’s shares and the underlying index. The market price return represents changes to the midpoint price and accounts for distributions from the fund. The midpoint is the average of the bid-ask prices at 4:00 PM Eastern time.

Years	20+ Treasury Fund	Underlying Index
1 year	4.73	5.38
3 year	1.16	1.46
5 year	5.53	5.76
10 year	6.29	6.43
Since inception	7.15	7.28

PS-24

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

The Fund’s Holdings

The following table displays the top holdings of the 20+ Treasury Fund as of October 2, 2015.

U.S. Treasury Bond	Percentage (%)
U.S. Treasury Bonds, 02/15/2043, 3.13%	10.93%
U.S. Treasury Bonds, 05/15/2044, 3.38%	7.54%
U.S. Treasury Bonds, 08/15/2043, 3.63%	6.55%
U.S. Treasury Bonds, 02/15/2044, 3.63%	6.24%
U.S. Treasury Bonds, 08/15/2044, 3.13%	6.06%
U.S. Treasury Bonds, 08/15/2042, 2.75%	6.01%
U.S. Treasury Bonds, 11/15/2040, 4.25%	5.25%
U.S. Treasury Bonds, 11/15/2044, 3.00%	4.98%
U.S. Treasury Bonds, 02/15/2040, 4.63%	4.25%
U.S. Treasury Bonds, 11/15/2042, 2.75%	3.87%

As of October 2, 2015, 99.82% of the 20+ Treasury Fund’s holdings consisted of bonds and 0.18% was cash and/or derivatives, and 99.82% of the 20+ Treasury Fund’s holdings were AAA rated. Credit quality ratings on underlying securities of the 20+ Treasury Fund were received from Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Ratings, Inc. and converted to the equivalent Standard & Poor’s Ratings Services major rating category. Also, as of October 2, 2015, the weighted average maturity was 26.81 years, the weighted average coupon was 3.42%, the weighted average yield to maturity was 2.77% and the effective duration was 17.47 years.

Weighted average maturity is the average length of time to the repayment of principal for the securities in the 20+ Treasury Fund, taking into account the likelihood that the bonds will be called or prepaid before the scheduled maturity date. Weighted average coupon is the average coupon rate of the underlying bonds in the 20+ Treasury Fund, weighted by its relative size in the fund. Yield to maturity is the discount rate that equates the present value of a bond’s cash flows with its market price (including accrued interest). The weighted average yield to maturity is the weighted average of the 20+ Treasury Fund’s individual bond holding yield to maturities based upon net asset value, not including fees and expenses. For callable bonds, yield to maturity is the yield-to-worst. Effective duration measures the responsiveness of a portfolio’s price to change in interest rates, adjusting for changes in a bond’s projected cash flows as a result of interest rate changes, considering the likelihood that bonds will be called or prepaid before the scheduled maturity date, based on proprietary models. Where appropriate, effective duration has been adjusted for impacts associated with leverage, hedging transactions, and non-bond holdings, including derivatives.

We obtained this information from the iShares® website without independent verification.

PS-25

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Historical Information

The price of the reference asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the reference asset during any period shown below is not an indication that the price of the reference asset is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical prices of the reference asset as an indication of future performance. We cannot give you any assurance that you will not suffer substantial losses from your investment in the notes. Neither we nor any of our affiliates makes any representation to you as to the performance of the reference asset.

The following table sets forth the published high, low and end of quarter closing prices of the reference asset for each calendar quarter from January 1, 2011 to October 2, 2015. The graph below shows the historical closing prices of the reference asset since January 1, 2011. We obtained the information in the table and graph below from Bloomberg without independent verification. The historical prices of the reference asset set forth below should not be taken as an indication of future performance. The actual performance of the reference asset over the life of the notes, as well as the cash settlement amount payable on the notes, if any, may bear little relation to the historical prices of the reference asset shown below.

Quarterly High, Low and Quarter End Closing Prices of the 20+ Treasury Fund,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	121.44	110.10	112.20
4/1/2011	6/30/2011	130.36	110.58	125.20
7/1/2011	9/30/2011	132.16	118.30	124.22
10/1/2011	12/31/2011	126.73	120.11	121.18
1/1/2012	3/31/2012	120.32	114.75	117.76
4/1/2012	6/30/2012	124.01	107.88	110.44
7/1/2012	9/30/2012	110.41	102.13	106.40
10/1/2012	12/31/2012	108.31	101.81	101.86
1/1/2013	3/31/2013	109.99	102.17	109.10
4/1/2013	6/30/2013	114.76	107.27	113.52
7/1/2013	9/30/2013	119.05	110.68	116.27
10/1/2013	12/31/2013	127.60	117.20	125.92
1/1/2014	3/31/2014	138.28	123.50	130.69
4/1/2014	6/30/2014	132.13	115.23	117.46
7/1/2014	9/30/2014	126.40	115.62	123.54
10/1/2014	12/31/2014	124.56	123.81	124.56
1/1/2015	3/31/2015	121.44	110.10	112.20
4/1/2015	6/30/2015	130.36	110.58	125.20
7/1/2015	9/30/2015	132.16	118.30	124.22
10/1/2015	10/2/2015	124.56	123.81	124.56

PS-26

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

PS-27

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

This section supplements the discussion under “United States Taxation” in the accompanying prospectus and the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and is subject to the limitations and exceptions therein.

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, the issuer and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your notes as an investment unit consisting of (i) a fixed-rate short-term debt obligation that we issued to you for an amount equal to your investment in the notes (the “Deposit”) and (ii) a put option in respect of the reference asset (the “Put Option”) which you sold to us in exchange for a portion of the interest payments on the notes (the “Put Premium”). In the section “Description of Your Notes—U.S. Tax Characterization” in this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents the Put Premium. The terms of your notes require you and us to allocate the interest payments as set forth in such section, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

United States Holders

This subsection applies to you only if you are a United States holder (as defined in the accompanying prospectus) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus (for example, if you did not purchase your notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your notes for less than $1,000 per denomination of the notes.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “United States Taxation—United States Holders—Short-Term Debt Securities” in the accompanying prospectus. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the notes, as discussed below.

The receipt of cash upon the redemption or maturity of your notes (excluding cash attributable to the final monthly interest payment on the notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive your investment in the notes) or the cash settlement (if you receive less than your investment in the notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) your investment in your notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the notes).

Upon a sale of your notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued but unpaid interest on the Deposit, which will be taxed as ordinary income) and (b) any amount of Put Premium previously

PS-28

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

received and deferred as described above and (ii) the amount you paid for your notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the notes, and the Internal Revenue Service could assert that the notes should be taxed differently than in the manner described above. For example, it is possible that the notes notes could be treated as a contingent short-term debt obligation. If your notes are so treated, you may be required to include as ordinary income the entire interest payment on the notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the notes.

It is also possible that the notes could be treated as a pre-paid income-bearing derivative contract in respect of the reference asset, in which case you may be required to include the entire monthly interest payment on the notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the notes were treated as notional principal contracts, you could in effect be required to include all of the stated interest in income, rather than only the portion thereof denoted as the Deposit Income in the section “Description of Your Notes—U.S. Tax Characterization” in this pricing supplement, and any gain or loss that you recognize upon the maturity of your notes would likely be treated as ordinary income or loss.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue accrue interest over the term of an instrument such as the notes at a rate that exceeds the portion of the interest payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the notes should be treated as ordinary income or loss. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income in respect of the notes at a rate that exceeds the portion of the interest payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Additional Risk Factors Specific to Your Notes—The Tax Consequences of an Investment in the Notes Are Uncertain” in this pricing supplement.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

PS-29

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

United States Alien Holders

This subsection applies to you only if you are a United States alien holder, as defined in the accompanying prospectus. If you are a United States holder, this subsection does not apply to you.

If you are United States alien holder and the notes are treated for tax purposes as an investment unit consisting of (i) a fixed-rate short-term debt obligation that we issued to you for an amount equal to your investment in the notes and (ii) a put option in respect of the reference asset which you sold to us in exchange for a portion of the interest payments on the notes, as discussed above, you should not be subject to U.S. withholding tax with respect to payments on your notes. However, if the issuer determines that there is a material risk that it will be required to withhold on any such payments, the issuer may withhold on any interest payment at a 30% rate, unless you have provided to the issuer (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If the issuer elects to withhold and you have provided the issuer with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, the issuer may nevertheless withhold up to 30% on any interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

Backup Withholding and Information Reporting

Notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “United States Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your notes.

PS-30

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither Nomura nor any of its subsidiaries or affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

PS-31

Nomura Autocallable Notes Linked to iShares® 20+ Year Treasury Bond ETF due
October 13, 2016

Supplemental Plan of Distribution

We have agreed to sell to Nomura Securities International, Inc. (the “distribution agent”), and the distribution agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of the final pricing supplement. The distribution agent has agreed to purchase the notes from us at [   ]% of the principal amount, resulting in aggregate proceeds to us of $[   ]. The distribution agent’s commission is equal to [   ]% or $[   ] in the aggregate. The distribution agent will offer the notes to which this pricing supplement relates to the public at the public offering price set forth on the front cover of the final pricing supplement and to certain dealers at such price less a concession not in excess of [   ]% of the principal amount of the notes. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $[   ].

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act. If the distribution agent is unable to sell all the notes at the public offering price, the distribution agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the distribution agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The distribution agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The distribution agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The distribution agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The distribution agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this pricing supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

PS-32